Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS INCREASED SALES AND EARNINGS
FOR THIRD QUARTER 2010

DEERFIELD, Ill., Oct. 28, 2010 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported third quarter 2010 results.

Third Quarter Financial Highlights

•            Diluted earnings per share were $1.53.  Excluding a non-cash $3.3 million pre-tax reversal of liabilities resulting from the termination of a post-retirement medical plan, third quarter 2010 diluted earnings per share were $1.45(1), up 5%, compared with $1.38 a year ago.

•            Net sales for the third quarter rose 1.9% to $1.27 billion, compared with $1.25 billion in the prior-year quarter.

•            Gross margin in the third quarter of 2010 was 15.3% of sales, up 50 basis points, compared with 14.8% in last year’s third quarter.

•            Operating expenses in the quarter were $129.3 million or 10.2% of sales. Adjusted operating expenses in the 2010 quarter were $132.6 million(1) or 10.4%(1) of sales, compared with $126.3 million or 10.1% of sales in the 2009 quarter.

•            Operating income in the quarter was $65.5 million or 5.2% of sales. Adjusted operating income in the 2010 quarter was up 6% to $62.2 million(1) or 4.9%(1) of sales, compared with $58.6 million or 4.7% of sales in the 2009 quarter.

•            Net income was $36.5 million in 2010.  Adjusted net income in the third quarter of 2010 was up 3% to $34.4 million(1) versus $33.5 million in the prior-year quarter.

•            Year-to-date net cash provided by operating activities totaled $114.4 million versus $294.5 million last year.

•            During 2010, share repurchases for the third quarter totaled 0.3 million shares at a cost of $14.7 million and on a year-to-date basis 1.6 million shares were repurchased at a cost of $89.4 million.

“Sales growth in the quarter reflected continued soft market conditions, the decline of flu-related sales, and the positive impact of a number of our growth initiatives,” said Richard W. Gochnauer, chief executive officer.  “During the quarter, our public sector initiative and MBS Dev software resulted in some significant new business contracts that will have a positive impact beginning in 2011.  In light of ongoing soft market conditions, we are tightly controlling costs while focusing expenditures on strategic growth opportunities.  Diligent working capital management enabled strong cash flow, which funded these expenditures and repurchases under our share repurchase program.”

Third Quarter Performance

Sales in the third quarter of 2010 increased by 1.9% to $1.27 billion, compared with last year’s $1.25 billion.  Strong sales growth continued in the industrial supplies category, which was up 29.6% from last year.  Office products category sales were up 6.7% and furniture sales were flat versus prior year.  Technology category sales were down 1.1% from the same period last year, and lower flu-related product sales contributed to a 4.4% decline in the Jan/San category.

Gross margin in the most recent quarter reached $194.9 million, compared with $184.9 million for the same quarter a year ago. Gross margin as a percent of sales was 15.3%, up 50 basis points from 14.8% in the prior-year quarter.  The higher gross margin resulted from the effect of increased product cost inflation compared with unusually low inflation levels last year and higher inventory purchase-related supplier allowances versus the prior-year quarter.  Ongoing competitive pricing pressured margins but was offset by an improving product mix and War on Waste (WOW) savings.

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Operating expenses for the latest quarter were $129.3 million or 10.2% of sales, including a non-cash $3.3 million favorable adjustment related to the termination of the post-retirement medical plan.  Excluding this item, operating expenses were $132.6 million(1) or 10.4%(1) of sales, compared with $126.3 million or 10.1% of sales in the same quarter last year.  Sales growth, investments in strategic growth initiatives, and the reinstatement of employee-related benefits earlier in 2010 contributed to the increase in operating expenses.  These cost increases were somewhat offset by lower bad debt costs, lower depreciation and continued success with War on Waste efforts.

Operating income for the latest quarter was $65.5 million or 5.2% of sales.  Excluding the favorable item mentioned above, operating income was $62.2 million(1) or 4.9%(1) of sales, compared with $58.6 million or 4.7% of sales in the third quarter of 2009.

Diluted earnings per share for the 2010 quarter were $1.53.  Excluding the effect of the plan termination referenced above, diluted earnings per share were $1.45(1), up from $1.38 in the prior-year quarter.

Nine-Month Performance

Sales in the first nine months of 2010 were $3.65 billion, up 3.4%, led by a double-digit increase in industrial supplies and growth in technology and office products.  These increases were partially offset by lower furniture sales and a slight decrease in janitorial/breakroom category sales.

Gross margin for the first nine months of 2010 increased to $541.0 million or 14.8% of sales, compared to $512.6 million or 14.5% in the same prior-year period.  The increase was due to higher inventory purchase-related supplier allowances as well as lower occupancy costs.  These favorable items were partially offset by lower product cost inflation, competitive pricing pressures and a lower-margin product mix.

Operating expenses in 2010 were $389.3 million or 10.7% of sales, including a non-cash $6.1 million favorable effect of terminating the post-retirement medical plan, compared with $383.9 million or 10.9% of sales last year, which included a severance charge of $3.4 million.  Excluding these items, operating expenses in 2010 were $395.4 million(1) or 10.9%(1) of sales, compared with the prior year of $380.5 million(1) or 10.8%(1) of sales.  Operating expenses included the reinstatement of several employee-related benefits and spending on growth initiatives which were partially offset by lower bad debt costs, lower depreciation expense and War on Waste savings.

Operating income for the first nine months of 2010 was $151.7 million or 4.2% of sales.  Excluding the items mentioned above, operating income in 2010 was $145.6 million(1) or 4.0%(1) of sales, compared with $132.1 million(1) or 3.7%(1) of sales in the prior year.

Diluted earnings per share for the first nine months of 2010 were $3.36 versus $2.85 in the first nine months of 2009.  Excluding the items mentioned above, diluted earnings per share for the first nine months of 2010 rose 8.8% to $3.20(1), compared with $2.94(1) in the prior-year period.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities totaled $114.4 million for the latest nine-month period versus cash provided of $294.5 million a year ago.  Last year’s cash flow was positively affected by a significant reduction in inventory, compared with the current year’s re-investment to support sales growth.  Cash flow used in investing activities totaled $33.4 million in 2010, up from $8.8 million in the first nine months of 2009.  Included in 2010 investing activities is $15.5 million related to acquisitions and investments.  Capital spending through the nine months ended September 30, 2010 was $18.0 million and is expected to be in the range of $25 million to $30 million for 2010.

The company has approximately $850 million of total committed debt capacity with $441.8 million outstanding as of September 30, 2010, which is even with September 30, 2009.  During that same period, debt-to-total capitalization declined to 37.6% from 40.3%.  Through the first half of 2010, the company repurchased 1.6 million shares for $89.4 million, which was partially offset by the collection of $24.9 million from the exercise of stock options.  On October 25, 2010, the Company announced that its Board of Directors authorized the purchase of an additional $100 million of the Company’s common stock. This brings the total amount available under share repurchase authorizations to $109.3 million as of October 25, 2010.

Outlook

Fourth quarter sales to date are trending up about 1%.  “While key macroeconomic indicators remain weak, including employment and small business confidence, we are encouraged by the early results and momentum for next year resulting from our growth initiatives,” said Gochnauer. “We will continue to invest selectively to support successful execution of our strategies while driving sustainable cost structure improvements through our War on Waste program to enhance margins.  We expect to use our strong cash flow to maintain financial flexibility, invest in growth strategies and opportunistic investment buys, and enhance shareholder value through share repurchases.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, October 29, 2010, at 10:00 a.m. CT, to discuss third quarter 2010 results. To participate, callers within the U.S. and Canada should dial (800) 588-4973, and international callers should dial (847) 230-5643 approximately 10 minutes before the presentation.  The confirmation number is “28153679.”  To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they provide; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This measure is not in accordance with, or an alternative for, accounting principles generally accepted in the United States of America and may not be consistent with measures used by other companies. It should be considered supplemental data. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$1,270,701	$1,246,743	$3,645,769	$3,527,245
Cost of goods sold	1,075,840	1,061,847	3,104,803	3,014,600
Gross profit	194,861	184,896	540,966	512,645

Operating expenses:
Warehousing, marketing and administrative expenses	129,323	126,282	389,309	383,907

Operating income	65,538	58,614	151,657	128,738

Interest expense, net	6,637	6,645	19,302	20,774

Other expense, net	—	—	—	204

Income before income taxes	58,901	51,969	132,355	107,760

Income tax expense	22,431	18,501	50,658	39,613

Net income	$36,470	$33,468	$81,697	$68,147

Net income per share - diluted	$1.53	$1.38	$3.36	$2.85
Weighted average number of common shares — diluted	23,774	24,218	24,312	23,935

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of September 30,		As of
	2010	2009	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$38,552	$75,209	$18,555
Accounts receivable, net*	655,075	645,704	641,317
Inventories	617,439	533,894	590,854
Other current assets	31,479	32,497	33,026
Total current assets	1,342,545	1,287,304	1,283,752

Property, plant and equipment, net	129,431	136,872	135,032
Intangible assets, net	62,722	64,172	62,932
Goodwill, net	328,445	314,429	314,429
Other long-term assets	17,842	14,488	12,371
Total assets	$1,880,985	$1,817,265	$1,808,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$424,883	$431,814	$390,883
Accrued liabilities	186,328	177,726	171,366
Total current liabilities	611,211	609,540	562,249

Deferred income taxes	6,115	—	4,052
Long-term debt	441,800	441,800	441,800
Other long-term liabilities	88,756	110,753	93,702
Total liabilities	1,147,882	1,162,093	1,101,803

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued — 37,217,814 shares in 2010 and 2009	3,722	3,722	3,722
Additional paid-in capital	395,712	383,353	387,131
Treasury stock, at cost — 14,052,527 and 13,336,966 shares at September 30, 2010 and 2009, respectively, and 13,237,495 shares at December 31, 2009	(760,756)	(703,262)	(700,294)
Retained earnings	1,139,771	1,025,236	1,058,074
Accumulated other comprehensive loss	(45,346)	(53,877)	(41,920)
Total stockholders’ equity	733,103	655,172	706,713
Total liabilities and stockholders’ equity	$1,880,985	$1,817,265	$1,808,516

*Retained interest in accounts receivable sold was $450.3 million at September 30, 2010, $442.3 million at September 30, 2009 and $445.3 million at December 31, 2009.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended Sept. 30,
	2010	2009
Cash Flows From Operating Activities:
Net income	$81,697	$68,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,647	30,994
Share-based compensation	10,455	9,716
Loss on the disposition of plant, property and equipment	49	17
Amortization of capitalized financing costs	551	707
Excess tax benefits related to share-based compensation	(3,606)	(208)
Deferred income taxes	5,813	(14,316)
Changes in operating assets and liabilities:
Increase in accounts receivable and retained interest in receivables sold, net	(13,141)	(35,690)
(Increase) decrease in inventory	(25,594)	146,590
(Increase) decrease in other assets	(2,036)	5,461
Increase in accounts payable	86,522	94,936
Decrease in checks in-transit	(53,007)	(4,184)
Increase (decrease) in accrued liabilities	10,868	(9,296)
(Decrease) increase in other liabilities	(11,861)	1,588
Net cash provided by operating activities	114,357	294,462
Cash Flows From Investing Activities:
Capital expenditures	(17,967)	(8,875)
Proceeds from the disposition of property, plant and equipment	58	95
Acquisitions and investments, net of cash acquired	(15,527)	—
Net cash used in investing activities	(33,436)	(8,780)
Cash Flows From Financing Activities:
Net repayments under Revolving Credit Facility	—	(221,300)
Net proceeds from share-based compensation arrangements	24,899	865
Acquisition of treasury stock, at cost	(89,355)	—
Excess tax benefits related to share-based compensation	3,606	208
Payment of debt issuance costs	(99)	(897)
Net cash used in financing activities	(60,949)	(221,124)
Effect of exchange rate changes on cash and cash equivalents	25	(11)
Net change in cash and cash equivalents	19,997	64,547
Cash and cash equivalents, beginning of period	18,555	10,662
Cash and cash equivalents, end of period	$38,552	$75,209

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in millions, except per share data)

	For the Three Months Ended September 30,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,270.7	100.00%	$1,246.7	100.00%

Gross profit	$194.8	15.33%	$184.9	14.83%

Operating expenses	$129.3	10.18%	$126.3	10.13%
Post-retirement medical plan termination	3.3	0.26%	—	—

Adjusted operating expenses	$132.6	10.44%	$126.3	10.13%

Operating income	$65.5	5.15%	$58.6	4.70%
Operating expense item noted above	(3.3)	-0.26%	—	—
Adjusted operating income	$62.2	4.89%	$58.6	4.70%

Net income	$36.5		$33.5
Operating expense item noted above	(2.1)		—
Adjusted net income	$34.4		$33.5

Net income per share — diluted	$1.53		$1.38
Per share operating expense item noted above	(0.08)		—
Adjusted net income per share — diluted	$1.45		$1.38

Weighted average number of common shares — diluted	23.8		24.2

Note: Adjusted Operating Income, Net Income and Earnings Per Share exclude the effects of terminating the post-retirement medical plan.  Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income.  The company believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of this item to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in millions, except per share data)

	For the Nine Months Ended September 30,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$3,645.8	100.00%	$3,527.2	100.00%

Gross profit	$541.0	14.84%	$512.6	14.53%

Operating Expenses	$389.3	10.68%	$383.9	10.88%
Post-retirement medical plan termination	6.1	0.17%	—	—
Severance charge	—	—	(3.4)	-0.09%

Adjusted operating expenses	$395.4	10.85%	$380.5	10.79%

Operating income	$151.7	4.16%	$128.7	3.65%
Operating expense items noted above	(6.1)	-0.17%	3.4	0.09%
Adjusted operating income	$145.6	3.99%	$132.1	3.74%

Net income	$81.7		$68.1
Operating expense items noted above	(3.8)		2.1
Adjusted net income	$77.9		$70.2

Net income per share — diluted	$3.36		$2.85
Per share operating expense items noted above	(0.16)		0.09
Adjusted net income per share — diluted	$3.20		$2.94

Weighted average number of common shares — diluted	24.3		23.9

Note: Adjusted Operating Income, Net Income and Earnings Per Share exclude the effects of terminating the post-retirement medical plan in 2010 and a severance charge in the first quarter of 2009.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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